Exhibit 5.1

June 25, 2020

Ryder System, Inc.
11690 NW 105th Street
Miami, Florida 33178
Re: Registration Statement on Form S-8
Ladies and Gentlemen:

I am Associate General Counsel of Ryder System, Inc., a Florida corporation (the Company), and am delivering this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the Registration Statement), under the Securities Act of 1933, as amended (the Securities Act). Such Registration Statement relates to (a) the registration by the Company of an aggregate of 2,000,000 shares (the Shares) of the Company’s common stock, $.50 par value per share, issuable pursuant to the Ryder System, Inc. Amended and Restated Employee Stock Purchase Plan (the Purchase Plan).

In preparing this opinion I have reviewed: (a) the Registration Statement; (b) the Company’s Restated Articles of Incorporation, as amended; (c) the Company’s Bylaws; (d) the Purchase Plan, (e) certain records of the Company’s corporate proceedings as reflected in its minute and stock books; and (f) such other documents, as I have deemed relevant and necessary as a basis for the opinions set forth below.

With respect to the foregoing documents, I have assumed: (i) the authenticity of all documents submitted to me as originals, the conformity with authentic original documents of all documents submitted to me as copies or forms, the genuineness of all signatures and the legal capacity of natural persons, and (ii) that the foregoing documents, in the forms thereof submitted for my review, have not been altered, amended, or repealed in any respect material to my opinion as stated herein. I have not reviewed any documents other than the documents listed above for the purpose of rendering this opinion as expressed herein, and I assumed that there exists no other document that bears upon or is inconsistent with this opinion as expressed herein. I have conducted no independent factual investigation of my own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which I assume to be true, complete and accurate in all material respects.

My opinion is limited to matters of law arising under the corporate laws of the State of Florida and the federal laws of the United States of America, insofar as such laws apply, and I express no opinion as to conflicts of law rules, or the laws of any states or jurisdictions, including federal laws regulating securities, other federal laws or the rules and regulations of stock exchanges or any other regulatory body, other than specified above.

Based upon and subject to the foregoing and consideration of such questions of law as I have deemed relevant, I am of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the Purchase Plan, will be validly issued, fully paid and non-assessable by the Company.

Exhibit 5.1

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ David Beilin
David Beilin, Esq.
Associate General Counsel